Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares November Cash Distribution and Announces Hilcorp’s 2nd Revised 2018 Capital Expenditures Plan

FORT WORTH, Texas, November 19, 2018 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) of $1,742,480.11 or $0.037385 per Unit, based primarily upon production during the month of September 2018, subject to certain adjustments by the operator of the Trust’s subject interests, Hilcorp San Juan L.P. (“Hilcorp”), for prior months. The distribution is payable December 14, 2018, to Unit Holders of record as of November 30, 2018.

Based upon information provided to the Trust by Hilcorp, gas production for the subject interests totaled 2,444,542 Mcf (2,716,158 MMBtu) for September 2018, as compared to 2,530,624 Mcf (2,811,804 MMBtu) for August 2018. Dividing revenues by production volume yielded an average gas price for September 2018 of $2.21 per Mcf ($1.99 per MMBtu), as compared to an average gas price for August 2018 of $2.25 per Mcf ($2.02 per MMBtu).

Hilcorp has advised the Trust that for the reporting month of September 2018, oil and gas production was accrued based on actual production volumes, including an estimate of $169,000 for non-operated revenue. For the month ended September 2018, Hilcorp reported to the Trust capital costs of $710,196, lease operating expenses and property taxes of $1,858,436 and severance taxes of $778,104.

Second Revised 2018 Capital Expenditures Plan

Hilcorp has further updated its capital expenditures plan that the Trust disclosed to its Unit Holders on September 20, 2018, and has provided the Trust with its Second Revised 2018 Capital Expenditures Plan (“Second Revised Plan”). Hilcorp’s Second Revised Plan estimates total 2018 capital expenditures for the Trust’s subject interests to be $2,305,000, which includes approximately $2,000,000 for 15 well recompletions and $305,000 for five facility projects. Hilcorp has advised the Trust that the actual capital costs may vary from these estimates. Hilcorp further has informed the Trust that nine wells have been recompleted and four facility projects have been completed, while six well recompletions and one facility project are in progress. Total capital costs charged to the Trust by Hilcorp for the Trust’s subject interests for the year-to-date through the September 2018 reporting period were $1,602,712. Based on the Second Revised Plan, Hilcorp has advised the Trust that it anticipates charging approximately an aggregate of $700,000 in capital costs to the Trust for the combined October, November and December reporting period.

Contact: San Juan Basin Royalty Trust

Compass Bank, Trustee

300 West Seventh St., Suite B, Fort Worth, Texas 76102

website: www.sjbrt.com    e-mail: sjt.us@bbva.com

Joshua R. Peterson, Senior Vice President & Trust Officer

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.